 EXHIBIT 16.1

Rosen, Seymour, Shapss, Martin & Company LLP
757 Third Avenue
New York, NY 10017

                                        April 25, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: FORM 8-K
COMMISSION FILE REF. NO. 000-54530

We have read the statements that we understand Forex International Trading Corp. will include under Item 4.01 of the Form 8-K report it will file with the Securities and Exchange Commission regarding the recent change of auditors.  We agree with such statements made regarding our firm. We have no basis to agree or disagree with the other statements made under Item 4.01.

Very truly yours,

/s/Rosen, Seymour, Shapss, Martin & Company LLP
Rosen, Seymour, Shapss, Martin & Company LLP
Certified Public Accountants